Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form 1-A of Nitches, Inc as to our report dated November 22, 2021, with respect to the Balance Sheets of Nitches, Inc. as of August 31, 2021, and the related Statements of Operations, Statement of Shareholders’ Equity and Statement of Cash Flows for the year ended August 31, 2021.

Our report dated November 22, 2021, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Olayinka Oyebola and co

Olayinka Oyebola and co

Houston Texas 77036

August 4th, 2022